Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is made and entered into by and between Calavo Growers, Inc. (“Calavo” or the “Company”) and James E. Gibson (“Employee”) as of September 8, 2021 (the “Effective Date”).

WHEREAS, Calavo and Employee are parties to an Employment Agreement dated June 17, 2020 (the “Employment Agreement”);

WHEREAS, on September 8, 2021, Employee submitted a letter of resignation announcing his retirement and terminating his employment with the Company on September 30, 2021 (the “Termination Date”) pursuant to Section 1(b) of the Employment Agreement;

NOW THEREFORE, in consideration of and exchange for the promises, covenants, and releases contained herein, the parties mutually agree as follows:

1.    Change In Responsibilities/End of Employment. Effective September 9, 2021, Employee will cease performing the responsibilities of Chief Executive Officer of Calavo and will no longer have the title of Chief Executive Officer of Calavo. From September 9, 2021 until the Termination Date (the “Transition Period”), Employee shall assist Calavo in transitioning Employee’s job responsibilities to such persons as the Company may designate. Employee’s employment with Calavo shall cease on the Termination Date.

2.    Resignation Without “Good Reason”. Employee acknowledges and agrees that he is resigning his employment effective on the Termination Date, including but not limited to all offices he holds with Calavo and its affiliates, without Good Reason as defined in Section 5(b)(iv) of the Employment Agreement and that his employment has not been terminated by Calavo. As a result, Employee is not entitled to the payments and benefits set forth in Section 5(b)(iv) of the Employment Agreement. Without limiting the foregoing, except as provided herein, Employee is not entitled to the payment of COBRA payments on his behalf, participation in benefits offered by Calavo following the Termination Date, or any bonus payments or additional equity awards from Calavo.

3.    Reaffirmation of Confidentiality Obligations. Employee represents and warrants that at all times he has complied, and following his resignation will continue at all times to comply, with his obligations regarding Calavo’s confidential information as required by, without limitation, Section 6(a) of the Employment Agreement (the “Confidentiality Obligations”).

4.    Departure on Good Terms/Vesting of Shares Employee represents and warrants that he is retiring within the meaning of section 11.6(a) of Calavo’s 2011 Management Incentive Plan. In reliance on this representation, and even though Employee has provided fewer than forty-five days prior written notice of resignation, Calavo agrees to treat Employee’s resignation as a Departure on Good Terms as defined in the May 18, 2021 letter from Steve Hollister to Employee, Kevin Manion and Mark Lodge regarding “Clarification of Your Employment Agreements” for the purposes set forth herein. Accordingly, on the eighth day following Employee’s execution of the Supplemental Release described in paragraph 7 of this Agreement and attached hereto as Exhibit A, or if such day falls on a weekend or holiday, on the next business day, provided that Employee has not revoked this Agreement, all restricted shares, or other equity awards (including, without limitation, restricted stock, stock options and restricted stock units) issued to Employees and outstanding as of September 30, 2021, shall immediately vest in full (and, where applicable, become exercisable). Employee shall also have the option, for a period of thirty-six (36) months following the Termination Date, at his own expense to continue his Calavo medical, dental, and vision benefits at the equivalent of his COBRA continuation cost except to the extent such arrangement is prohibited by applicable law or by the applicable insurer.

5.    No Amounts Owing. Employee acknowledges that he has received all wages, bonuses, equity grants, other compensation, vacation pay, PTO and expense reimbursements due through the date of execution of this Agreement except for unpaid vacation pay and PTO (if any) that will be paid on the Termination Date.

6.    Release & Promise Not to Sue.

(a)    Release. Employee agrees for Employee, Employee’s heirs, executors, administrators, agents, successors and assigns to forever release and discharge the “Released Parties” (as defined below) from any and all claims, debts, promises, agreements, demands, causes of action, attorneys’ fees, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, based on anything that happened or did not happen at any time up to and including the date that Employee signs this Agreement (“Claims”). This total release includes, but is not limited to: (1) all Claims arising directly or indirectly from Employee’s employment with Calavo, the termination of that employment, and to salary, bonuses, commissions, equity awards, vacation pay, fringe benefits and expense reimbursements pursuant to any federal, state or local law; (2) all common law Claims, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional harm, wrongful discharge, violation of public policy, defamation and impairment of economic opportunity; (3) all Claims arising under the California Constitution, the California Labor Code, and/or California Business & Professions Code; (4) all Claims arising under any law prohibiting discrimination based upon any protected characteristic (including, but not limited to, age, race, sex, national origin, religion, sexual orientation, and disability/handicap status), including, but not limited to, all Claims arising under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, Section 503 of the Rehabilitation Act of 1973, 29 CFR §§ 1625.22-1625.23, the Older Workers Benefit Protection Act, 29 USC §§621, 623,626, 623, and the California Government Code; (5) all Claims arising under the California and Federal Family and medical Leave Acts and the Employee Retirement Income Security Act of 1974, as amended; and (6) all Claims arising under any law/cause of action (whether federal, state, or local) governing the employment relationship. “Released Parties” means Calavo, Calavo’s past, present, and future parents, subsidiaries, affiliates, and Calavo’s Affiliates; all of the foregoing entities’ successors and assigns; all of the foregoing entities’ officers, directors, agents, employees, insurers, attorneys, representatives, benefit plans (including such plans’ insurers, administrators, and fiduciaries), and the like; and any other person/entity claimed to be jointly and/or severally liable with Calavo or through which (or in concert with) Calavo has acted with respect to Employee.

(b)    Agreement Not to Sue. Employee shall not file suit in any court (or join any suit or accept relief in any suit) against any of the Released Parties asserting, pleading, or raising any claims released/waived by this Agreement. Employee shall pay the reasonable attorneys’ fees and costs that any of the Released Parties incurs in defending against any such released/waived claims.

(c)    Retained Claims. Notwithstanding the foregoing, the release provided herein does not extend to and the Employee is not releasing (i) any rights or claims as an equity holder in the Company or any Releasees, (ii) rights to or claims for indemnification or advancement of expenses, (iii) those rights under the Employment Agreement which by their terms expressly survive the termination of Employee’s employment, and (iv) claims that cannot be released as a matter of law (collectively, the “Retained Claims”).

7.    Execution of Further Release. In addition to the releases contained in this Agreement, on the Termination Date Employee shall execute and shall not thereafter revoke a Supplemental Release in the form attached hereto as Exhibit A.

8.    Right to Participate In Administrative Proceedings. Nothing herein shall be construed to foreclose Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company or any Releasee, other than an award from a government administered whistleblower award program), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, or claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA.

9.    Newly Discovered Facts. Employee hereby acknowledges that he may hereafter discover facts different from or in addition to those that he now knows or believes to be true when they expressly agreed to assume the risk of the possible discovery of additional facts, and they agree that this Agreement will be and remain effective regardless of such additional or different facts. Employee expressly agrees that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown or unsuspected claims, demands, causes of action, governmental, regulatory or enforcement actions, charges, obligations, damages, liabilities, and attorneys’ fees and costs, if any, as well as those relating to any other claims, demands, causes of action, obligations, damages, liabilities, charges, and attorneys’ fees and costs specified herein.

10.    Waiver of Section 1542. Employee hereby states that it is his intention in executing this Agreement that the same shall be effective as a bar to each and every claim, demand, cause of action, obligation, damage, liability, charge, attorneys fees and costs hereinabove released whether known or unknown, suspected or unsuspected. Employee hereby expressly waives and relinquishes all rights and benefits, if any, arising under the provisions of Section 1542 of the Civil Code of the State of California which provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

11.    Entire Agreement. This Agreement embodies the entire agreement of the parties hereto and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement or between Employee and any Calavo affiliate concerning the matters addressed herein. The parties to this Agreement each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement.

12.    Binding Nature. This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party, its or his agents, directors, officers, employees, servants, successors, and assigns, as well as all of the Released Parties.

13.    Construction. This Agreement shall not be construed in favor of one party or against another.

14.    Partial Invalidity. Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

15.    Compliance with Terms. The failure to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

16.    Governing Law. This Agreement shall be interpreted under the law of the State of California, both as to interpretation and performance.

17.    Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.    Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

19.    Knowing and Voluntary Waiver. Employee acknowledges and agrees that: (1) he has carefully read and fully understands the terms of this Agreement, including its release-of-claims provisions; (2) he has been given adequate time to consider, and (if he desires) to consult with an attorney about, whether to sign this agreement; (3) he signs this Agreement knowingly, freely, and voluntarily—without any coercion, duress, or undue influence; and (4) as required by applicable law, this Agreement shall be filed by Calavo with the Securities and Exchange Commission.

20.    Time To Review Agreement/Right to Revoke. Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”). He also acknowledges that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which he was already entitled. Employee further acknowledges that he has been advised by this writing, as required by the Older Workers’ Benefit Protection Act, that:

(a)    His waiver and release do not apply to any rights or claims that may arise after the date of Employee’s execution of this Agreement;

(b)    Employee has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(c)    Employee has been provided a full and ample opportunity to study this Agreement, including a period of at least twenty-one (21) days within which to consider it;

(d)    To the extent Employee takes less than twenty-one (21) days to consider this Agreement prior to execution, Employee acknowledges that Employee has had sufficient time to consider this Agreement, and that Employee expressly, voluntarily and knowingly waives any additional time;

(e)    Employee is aware of his right to revoke this Agreement at any time within a seven (7) day period following the date Employee executes this Agreement. Employee may revoke this Agreement within seven days of Employee’s signing it by delivering a written notice of revocation to Calavo’s executive offices addressed to Calavo’s then Chief Executive Officer; and

(f)    This Agreement shall not be effective or enforceable until the seven-day revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.